Exhibit a1

STATE OF DELAWARE CERTIFICATE OF TRUST

OF

Entoro Gray Swan Fund

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

1.       First: The name of the Trust is: Entoro Gray Swan Fund

2.       Second: The name of address of the Registered Agent in the state of Delaware:

c/o Agents and Corporations, Inc.

1201 Orange St, Suite 600

Wilmington, New Castle County, Delaware 19801

The name of its registered agent at such address is Agents and Corporations, Inc.

3.       Third: The Statutory Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.       Fourth: This Certificate of Trust shall be effective upon filing.

/s/ Dara Albright	/s/ James C. Row
Dara Albright	James C. Row
As Trustee and not individually	As Trustee and not individually

/s/ Tim Reynders	/s/ William Taylor
Tim Reynders	William Taylor
As Trustee and not individually	As Trustee and not individually

/s/ Truc To
Truc To
As Trustee and not individually